EXHIBIT B








                       CONDITIONAL PURCHASE OF SHARES
                       ------------------------------

                                     IN

                             BAAN COMPANY N.V.
                             -----------------

                                  BETWEEN

                     CERTAIN MEMBERS OF THE FAMILY BAAN
                     ----------------------------------

                                    AND

                             INVENSYS B.V. I.O.
                             ------------------

                                    AND

                                INVENSYS PLC
                                ------------

                       CONDITIONAL PURCHASE OF SHARES
                       ------------------------------

                                     IN

                             BAAN COMPANY N.V.
                             -----------------

THE UNDERSIGNED:
----------------

1. Jan Baan, residing at Barneveld, the Netherlands, acting in his capacity as attorney - in - fact and representative of certain members of his family (the "SELLERS"),

and

2. Invensys B.V. i.o., a private company with limited liability in the process of being incorporated, which will have its corporate seat in Amsterdam, the Netherlands, (the "PURCHASER"),

and

3. Invensys Plc, a public limited company organized under the law of England and Wales (the "PARENT"),



WHEREAS:
-------

a. The Sellers are the legal and beneficial holder of 256,410 ordinary shares (as further defined below, the "SHARES") in the capital of Baan Company N.V., with its corporate seat in Barneveld, the Netherlands and its address at 3771 LK Barneveld, at Baron van Nagellstraat 89, (the "COMPANY");

b. On 31 May 2000 the Purchaser and the Company intend to announce the terms of a firm offer by the Purchaser for all the issued and outstanding ordinary shares in the Company (the "FIRM OFFER");

c. The Purchaser's intention to make the Firm Offer is conditional upon Sellers tendering all of its Shares to the Purchaser;

d. The Parent is the indirect owner of all the shares in the capital of the Purchaser.

HEREBY AGREE AS FOLLOWS:
-----------------------

SUBJECT
-------

CLAUSE 1
--------

1.1. Sellers hereby sell 256,410 (two hundred fifty six thousand four hundred and ten) ordinary shares in the Company's capital, each share with a par value of NLG 0.06, to be transferred at Closing to the Purchaser and the Purchaser hereby purchases the Shares from the Sellers conditional only upon the announcement of the Firm Offer prior to 3 June 2000 and upon evidence satisfactory to Purchaser and Purchaser's counsel ("EVIDENCE") that the Shares are held by members of the Baan family and that Jan Baan is authorised to enter into this agreement on their behalf, such Evidence to be submitted within two days following the date of this agreement.

1.2. The purchase price per Share (the "PURCHASE PRICE") shall be the same price per Share as will be offered by the Purchaser for all ordinary shares of the Company pursuant to the Purchaser's Firm Offer, i.e. EUR 2.85 (two Euro and eighty-five cents) per Share (the "OFFER PRICE"), therefore EUR 730,768,50 (seven hundred thirty thousand seven hundred sixty eight Euro and fifty Euro cents) for all Shares, however subject to any adjustment in the Offer Price to be announced after the Closing, as referred to in article 2, which may lead to a higher price to be paid to the shareholders tendering their shares to the Purchaser. Immediately after the announcement of the adjustment of the Offer Price, such difference in price shall be transferred by the Purchaser to the bank account no. 446079073 with ABN AMRO Bank in the name of Vanenburg Group B.V., which shall receive this amount on behalf the Sellers.

CLOSING
-------

CLAUSE 2
--------

2.1. The closing shall take place no later than 3 June 2000, or at a later day and time to be determined by the Purchaser in case of technical and/or administrative reasons as a result of which parties, using their best efforts, cannot perform their obligations timely, but in any event not later than 15 June 2000 (the "CLOSING").

2.2.      At the Closing, the following actions shall be performed:

          a. Sellers shall instruct their banks to transfer the Shares to the (securities) account of the Purchaser as indicated by the Purchaser.

          b. The Purchaser shall pay the Purchase Price for the Shares to the Sellers in accordance with the provisions of article 2.3.

2.3. The Purchaser shall transfer the Purchase Price for the Shares to account 49.25.81.355 at ABN AMRO Bank, one of the escrow accounts of De Brauw Blackstone Westbroek N.V., notarissen (civil law notaries), and immediately after the transfer of the Shares (such transfer to be confirmed in writing by ABN AMRO bank to Purchaser and with a copy to De Brauw Blackstone Westbroek N.V.) De Brauw Blackstone Westbroek N.V. shall procure the transfer of the amount received to bank account no. 446079073 at ABN AMRO Bank in the name of Vanenburg Group B.V., which shall receive the Purchase Price on behalf of Sellers. The amount to be paid by the Purchaser must be credited to the escrow account of De Brauw Blackstone Westbroek N.V., notarissen (civil law notaries), not later than on the Closing with same day value. The cost of making both payments shall be for the account of the Purchaser.

2.4. If one of the parties (the Purchaser and Parent being considered as one party for the interpretation of this clause) fails to perform any action required from it under sub clause 2, the other party, at its option and without prejudice to any of its other rights and claims (including, also if this agreement is terminated, any right to payment of damages):

          a. demand that the defaulting party performs the relevant actions on a day and at a time to be determined by the other party; or

          b.   terminate this agreement.

2.5. After the Closing, this agreement may not be rescinded in whole or in part.

SELLER'S WARRANTIES
-------------------

CLAUSE 3
--------

3.1. Sellers warrant to the Purchaser that at the time of the Closing the following statements (the "WARRANTIES") are true and not misleading:

          - Sellers are the undisputed legal and beneficial owner of the Shares;

          - Sellers own neither legally or economically any other shares in the capital of the Company than the Shares and all the Shares are in bearer form;

          -    the Shares are fully paid up;

          -    the  Shares  are not  subject  to any right of pledge or any
               other    security   right   or   any   right   of   usufruct
               (vruchtgebruik);

          -    the Shares have not been attached;

          - no person other than the Sellers has any claim, whatsoever, in respect of any of the Shares;

3.2. Sellers shall have no right to rely on the argument that, at the time that this agreement was made or at the time of the Closing, the Purchaser knew or should have known that a Breach of the Warranties existed.

RIGHT TO REPURCHASE
-------------------

CLAUSE 4
--------

Purchaser herewith grants to Sellers the right to collectively repurchase all but not less than all of the Shares if by 1 August 2000 the Firm Offer will not have been consummated. Such right can be exercised during a period of three months following 1 August 2000. Repurchase of the Shares shall be at the same price as the price paid by Purchaser to Sellers under this Agreement. In case Sellers wish to exercise their rights granted in this clause 4, Sellers shall give notice in writing to Purchaser and the sale and transfer of the Shares to be repurchased shall take place within 10 business days following the date of the notice.

LIABILITY FOR WARRANTIES
------------------------

CLAUSE 5
--------

5.1. If a breach of the Warranties becomes apparent after the Closing, the Purchaser may demand that Sellers pay to the Purchaser the difference between the market value of the Shares had there been no breach of the Warranties and the actual market value of the Shares. The damages to be paid shall, from the day of the Closing respectively and without any notice, be subject to the statutory interest.

5.2. If any person has any claim against the Purchaser which he would not have had there been no breach of the Warranties, the Purchaser shall also be entitled to be compensated for any damage suffered by him as a result thereof. The damages to be paid shall, from the day on which the damage was suffered, be subject to the interest referred to in sub clause 1.

CONFIDENTIAL INFORMATION
------------------------

CLAUSE 6
--------

6.1. Sellers undertake not to use, reproduce or disclose to any third party any confidential information (being all information about this agreement (including the existence thereof), the Company, its directors or any other person employed with or acting for the Company, the Purchaser, its directors or any other person employed with or acting for the Purchaser, the Company's and Purchaser's customers and other relations, except for information which can be obtained from publicly available sources; "CONFIDENTIAL INFORMATION"). Sellers guarantee that any of their affiliated parties (including their advisors) shall comply with the provisions of the preceding sentence.

6.2.      Sub clause 1 shall not apply to:

          a. the disclosure of Confidential Information to the advisors of the Sellers or any of their affiliated parties to the extent that this is necessary for the preparation, conclusion, performance or enforcement of this agreement and after the person in question has committed himself in writing to use or disclose to a third party the Confidential Information only in accordance with this clause, and the disclosure of Confidential Information to the courts in proceedings between the parties in connection with this agreement or other related agreements;

          b. the use or disclosure of Confidential Information to which the Sellers or any of their affiliated Parties is obliged pursuant to the law, any regulation of any officially recognised exchange or any other competent government authority.

NO FORFEITURE OF RIGHTS
-----------------------

CLAUSE 7
--------

Unless this agreement provides otherwise, any entitlement of the parties to any right derived from this agreement shall be without prejudice to any other rights and claims under this agreement and all rights and claims at law. No right of a party under this agreement or by law shall be affected by a failure to invoke that right or to protest against the other party's failure to perform an obligation.

BINDING EFFECT AND ENTIRE AGREEMENT; AMENDMENT
----------------------------------------------

CLAUSE 8
--------

8.1. This agreement shall not have any legal effect until each party has validly executed this agreement.

8.2. If part of this agreement is or becomes invalid or non-binding, the parties shall remain bound to the remaining part. The parties shall replace the invalid or non-binding part by provisions which are valid and binding and the legal effect of which, given the contents and purpose of this agreement, is, to the greatest extent possible, similar to that of the invalid or non-binding part.

8.3. After this agreement ends, for whatever reason, clauses 5, 6 and 9 shall remain effective.

8.4. This agreement contains the entire agreement of the parties in relation to its subject matter.

8.5. This agreement contains no stipulations for the benefit of a third party which could be invoked by a third party against a party to this agreement.

8.6.      This agreement may only be amended or supplemented in writing.

8.7.      With  reference to the  Guidelines  adopted by the Royal Notarial
          Professional      Organisation       ("Koninklijke      Notariele
          Beroepsorganisatie") and concerning forms of cooperation between civil law notaries among themselves or with attorneys, the Seller expressly agrees that De Brauw Blackstone Westbroek N.V. shall advise the Purchaser in connection with, and shall act on behalf of or for the Purchaser in any dispute concerning, this agreement.

8.8. Sub clauses 1 to 7 (inclusive) shall apply mutatis mutandis to agreements which are connected with this agreement, if any, unless the relevant agreement expressly provides otherwise.

ASSIGNMENT OF RIGHTS AND OBLIGATIONS
------------------------------------

CLAUSE 9
--------

A party may assign or procure the assumption of, as the case may be, rights and obligations under this agreement to or by a third party only with the prior consent of the other party.


JOINT AND SEVERAL LIABILITY
---------------------------

CLAUSE 10
---------

The Parent irrevocably and unconditionally agrees to be jointly and severally liable for the payment obligations of the Purchaser towards the Sellers under this agreement.


GOVERNING LAW; COMPETENT COURT
------------------------------

CLAUSE 11
---------

11.1.     This agreement shall be governed exclusively by Dutch law.

11.2. Disputes arising in connection with this agreement, including disputes concerning the existence and validity thereof, shall be resolved exclusively by the competent courts in Amsterdam, the Netherlands.

11.3. Sub clauses 1 and 2 shall also apply to disputes arising in connection with agreements which are connected with this agreement, unless the relevant agreement expressly provides otherwise.

IN EVIDENCE WHEREOF:
-------------------

this agreement was signed in triplicate on 31 may 2000 at 2.30 hours a.m. (UK time) in the manner set out below.

1.        JAN BAAN, ON BEHALF OF CERTAIN MEMBERS OF HIS FAMILY

          FOR AND ON BEHALF OF JAN BAAN

          /s/ W.H. Heijting
          ---------------------------

          /s/ B. Weiffenpach
          -------------------------

and

2.        INVENSYS  B.V. I.O.

          By:  /s/ James C. Bays
             ---------------------------

          Name:   James C. Bays
               -------------------------

          Title:  Attorney in Fact
                ------------------------





and

3.        INVENSYS  PLC.

          By:  /s/ James C. Bays
             ---------------------------

          Name:   James C. Bays
               -------------------------

          Title:  Attorney in Fact
                ------------------------